UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 27, 2011

SunPower Corporation
(Exact name of registrant as specified in its charter)

001-34166
(Commission File Number)

Delaware	94-3008969
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)
77 Rio Robles, San Jose, California 95134
(Address of principal executive offices, with zip code)
(408) 240-5500
(Registrant's telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

As previously described in the Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on January 3, 2011 by SunPower Corporation (the “Company”), on December 29, 2010, the Company borrowed, pursuant to a Loan Agreement dated as of December 1, 2010 (the “Original Loan Agreement”) by and between the Company and the California Enterprise Development Authority (the “Issuer”), the proceeds of the $30,000,000 aggregate principal amount of the Issuer's tax-exempt Recovery Zone Facility Revenue Bonds (SunPower Corporation - Headquarters Project) Series 2010 (the “Bonds”) maturing April 1, 2031, and issued a promissory note dated December 29, 2010 (the “Note”) to the Issuer. The Issuer assigned the Note, along with all right, title and interest in the Loan Agreement, to Wells Fargo Bank, National Association, as trustee with respect to the Bonds (the “Trustee”), for the benefit of the holders of the Bonds. Prior to June 1, 2011, the Bonds bore interest at a variable interest rate, determined weekly.

On June 1, 2011 (the “Conversion Date”), the Bonds were converted to bear interest at a fixed rate of 8.50% to maturity. In connection with such conversion, the Company and the Issuer entered into the First Supplement to Loan Agreement dated as of June 1, 2011 (the “Supplemental Loan Agreement” and, together with the Original Loan Agreement, the “Loan Agreement”), including certain covenants that are applicable to the Company and certain of its affiliates from the Conversion Date to the maturity of the Bonds or earlier redemption, subject to certain exceptions and qualifications. The Loan Agreement includes representations, covenants, and events of default customary for financing transactions of this type.

In connection with the initial issuance of the Bonds on December 29, 2010, the Company also entered into a Reimbursement Agreement (the “Reimbursement Agreement”) with Barclays Bank PLC (“Barclays”), pursuant to which the Company caused Barclays to deliver to the Trustee a direct-pay irrevocable letter of credit (“Letter of Credit”) in the amount of $30,374,794.52 (an amount equal to the principal amount of the Bonds plus 38 days' interest thereon). The Letter of Credit permitted the Trustee to draw moneys to pay the Company's obligations to pay principal and interest on the Bonds and, in the event the Bonds were redeemed or tendered for purchase, the redemption price or purchase price thereof. In accordance with the Reimbursement Agreement, the Company deposited $31,800,000 in a sequestered account with Barclays Capital Inc. (the “Deposit”), subject to an account control agreement, which funds secured the Letter of Credit pursuant to a Cash Collateral Account Pledge Agreement entered into by the Company and Barclays on December 29, 2010.

Following the conversion of the Bonds on the Conversion Date to a fixed rate instrument for which the Letter of Credit will no longer be required, Barclays Capital Inc. returned $30,000,000 of the Deposit, plus any remaining unspent funds and interest earnings, to the Company, on June 2, 2011. In addition, the Letter of Credit will terminate on June 16, 2011, and the Company's obligations under the Reimbursement Agreement, the Cash Collateral Account Pledge Agreement and the related account control agreement will thereby be terminated.

On May 25, 2011 and June 1, 2011, the Company entered into additional agreements ancillary to the Loan Agreement pursuant to terms customary for financing transactions of this type.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

CEDA Bonds

The information contained in Item 1.01 above is incorporated herein by reference.

Deutsche Bank Letter of Credit Facility

As previously disclosed on Current Reports on Form 8-K filed with the SEC on April 15, 2010 and December 23, 2010, the Company and certain subsidiaries of the Company entered into a letter of credit facility agreement with Deutsche Bank AG New York Branch, as issuing bank and as administrative agent, and the financial institutions parties thereto from time to time (such agreement, the “DB L/C Facility”).

As previously disclosed, the DB L/C Facility provides for the issuance of letters of credit by the issuing banks. On May 27, 2011, the Company received an additional $25,000,000 commitment from Credit Agricole Corporate and Investment Bank under the DB L/C Facility, which increased the aggregate amount of letters of credit that may be issued under the DB L/C Facility from $375,000,000 to $400,000,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNPOWER CORPORATION

Date: June 2, 2011	By:	/S/ DENNIS V. ARRIOLA
	Name:	Dennis V. Arriola
	Title:	Executive Vice President and Chief Financial Officer